Exhibit 10.1

Execution Copy

U.S. $500,000,000

CREDIT AGREEMENT

Dated as of July 27, 2018

among

THE INTERPUBLIC GROUP OF COMPANIES, INC.

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITIBANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

CITIBANK, N.A.

JPMORGAN CHASE BANK, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

Interpublic Term Loan Credit Agreement

Interpublic Term Loan Credit Agreement

Schedules

Schedule I	-	Commitments

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D-1	-	Form of Opinion of Willkie Farr & Gallagher LLP
Exhibit D-2	-	Form of Opinion of In-House Counsel for the Borrower
Exhibit E	-	Form of Solvency Certificate

CREDIT AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Borrower”), the banks and other financial institutions (the “Initial Lenders”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as syndication agent, CITIBANK, N.A. (“Citibank”), JPMorgan, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and Citibank, as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENTS. Pursuant to, and in accordance with, the Acquisition Agreement (as hereinafter defined), the Borrower will, directly or indirectly acquire the Acquired Business (as hereinafter defined) (the “Acquisition”).

In furtherance of the foregoing, the Borrower has requested that the Lenders provide a term loan facility to finance, in part, the Transactions (as hereinafter defined), and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired/Disposed Business” means (a) any Person, division or line of business acquired or disposed of, as the case may be, by the Borrower or any Consolidated Subsidiary of the Borrower where the consideration (whether cash, stock or other form of consideration) for the transaction is at least $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments); or (b) a Specified Acquisition.

“Acquired Business” means Acxiom LLC, a Delaware limited liability company.

“Acquisition” has the meaning specified in the Preliminary Statements.

“Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of July 2, 2018 among the Borrower, the Acquired Business, LiveRamp, Inc., a Delaware corporation, and the Seller, as in effect on the date thereof.

Interpublic Term Loan Credit Agreement

“Adjusted EBITDA” means for any period, with respect to any Acquired/Disposed Business acquired or disposed of since the beginning of such period, the EBITDA of such Acquired/Disposed Business (determined using the definition of EBITDA herein mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business), calculated on a pro forma basis as if the acquisition or disposition of such Acquired/Disposed Business had occurred on the first day of such period.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person (whether or not existing as at the date hereof) that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, or such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (12 U.S.C. §78dd-1) and the U.K. Bribery Act of 2010.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Interpublic Term Loan Credit Agreement

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 At least A- / A3 / A-	0.000%	1.000%
Level 2 BBB+ / Baa1 / BBB+	0.125%	1.125%
Level 3 BBB/ Baa2 / BBB	0.250%	1.250%
Level 4 BBB- / Baa3 / BBB-	0.500%	1.500%
Level 5 BB + / Ba1 / BB+	0.750%	1.750%
Level 6 Ratings less than BB+/Ba1/BB+ (or unrated by S&P, Moody’s and Fitch)	1.000%	2.000%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 At least A- / A3 / A-	0.100%
Level 2 BBB+ / Baa1 / BBB+	0.125%
Level 3 BBB/ Baa2 / BBB	0.150%
Level 4 BBB- / Baa3 / BBB-	0.200%
Level 5 BB + / Ba1 / BB+	0.250%
Level 6 Ratings less than BB+/Ba1/BB+ (or unrated by S&P, Moody’s and Fitch)	0.300%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

Interpublic Term Loan Credit Agreement

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)        the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)         1⁄2 of one percent per annum above the Federal Funds Rate; and

(c)        the Eurodollar Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day); provided, that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Bridge Commitment Letter” means the commitment letter dated as of July 2, 2018 among the Borrower, Citigroup Global Markets Inc. and JPMorgan in respect of the Bridge Facility.

“Bridge Facility” means a senior unsecured bridge facility of up to $1,800,000,000 to fund, in part, the Transactions.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Closing Date” means the first date, on or after the Effective Date, but not after the Expiration Date, on which all the conditions precedent in Section 3.03 have been satisfied.

Interpublic Term Loan Credit Agreement

“Commitment” means, as to any Lender, the obligation of such Lender to make Advances to the Borrower on the Closing Date in the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment”, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Competitor” means, as of any date, any Person that is (a) any entity (other than the Borrower or its Subsidiaries) within the Global Industrial Classification (“GICS”) Media Industry Group, presently designated as No. 2540 (and any successor or replacement thereto) appearing on Bloomberg, (b) a competitor of the Borrower or (c) any Affiliate of a competitor of the Borrower, which Person, in the case of clause (b) and (c), has been designated by the Borrower as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its Consolidated financial statements as of such date.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases or, after giving effect to FASB ASC 842, as finance leases, (f) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of each Hedge Agreement, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including

Interpublic Term Loan Credit Agreement

any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that the term “Debt” shall not include obligations under agreements providing for indemnification, deferred purchase price payments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock, whether by merger or otherwise.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(c), at any time, any Lender that has (a) failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Borrower or the Agent acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s receipt of such certification in form and substance satisfactory to it and the Agent or (d) has (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a Bail-In Action or (iii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be deemed to be a Defaulting Lender under this clause (d) solely as a result of (1) the acquisition or maintenance of an ownership

Interpublic Term Loan Credit Agreement

interest in such Lender or parent company by a governmental authority or instrumentality thereof or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority or instrumentality under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent or the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Determination Date” has the meaning specified in Section 9.07(h).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means, for any period, operating income (or operating loss) plus (a) depreciation expense, (b) amortization expense and (c) to the extent such non-cash charges have reduced operating income, other non-cash charges, in each case determined in accordance with GAAP for such period, and (d) Adjusted EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Interpublic Term Loan Credit Agreement

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire

Interpublic Term Loan Credit Agreement

delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or, if such Reuters LIBOR01 Page is unavailable, any successor or substitute screen of such service, or any successor to or substitute for such service, including any service provided by New York Stock Exchange Euronext, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as the London interbank offered rate for deposits in Dollars (“LIBOR”) at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided, that if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means taxes that are excluded from the definition of Indemnified Taxes under Section 2.14, including for the avoidance of doubt taxes not subject to gross up under Section 2.14(e).

“Expiration Date” means the earliest of (i) the termination of all Commitments pursuant to Section 2.05, (ii) the “Outside Date” (as defined in the Acquisition Agreement as in effect on July 2, 2018) and (iii) the termination of the Acquisition Agreement (in accordance with the terms of the Acquisition Agreement).

Interpublic Term Loan Credit Agreement

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code or successor or substantially comparable statutory provisions, any regulations promulgated thereunder or guidance issued with respect to such provisions, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated July 2, 2018, among the Borrower and the Initial Lead Arrangers.

“Fitch” means Fitch, Inc. (or any successor).

“GAAP” has the meaning specified in Section 1.03.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to protect a Person against fluctuation in interest rates or currency exchange rates. For the avoidance of doubt, spot transactions shall not constitute Hedge Agreements.

“Information” has the meaning specified in Section 9.08.

“Information Memorandum” means the information memorandum dated July 16, 2018 used by the Agent in connection with the syndication of the Commitments.

“Initial Lead Arrangers” means Citibank and JPMorgan, in their capacity as joint lead arrangers.

“Interest Expense” means, for any period, without duplication, (i) interest expense (including the interest component on obligations under capitalized leases), whether paid or accrued, on Total Debt of the Borrower and its Consolidated Subsidiaries net of interest income of the Borrower and its Consolidated Subsidiaries and (ii) solely for purposes of determining the interest coverage ratio pursuant to Section 5.03(a) hereof, cash dividends, whether paid or accrued, on any preferred stock of the Borrower that is convertible into common stock of the Borrower, in each case for such period. The amount of Interest Expense for any period with respect to an Acquired/Disposed Business that is acquired or disposed of since the beginning of such period shall be increased or reduced, as the case may be, by the amount of Interest Expense (determined using

Interpublic Term Loan Credit Agreement

clause (i) of the preceding sentence mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business) for such period in respect of Total Debt (determined using the definition of Total Debt herein mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business) of such Acquired/Disposed Business, determined on a pro forma basis as if the acquisition or disposition, as the case may be, had occurred on the first day of such period (it being understood that interest expense related to Debt incurred during such period to finance the acquisition of any such Acquired/Disposed Business shall be included in the foregoing calculation but interest expense related to any Debt no longer outstanding or repaid or redeemed at the time of acquisition of any such Acquired/Disposed Business shall be excluded).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, subject to clause (iii) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)       the Borrower may not select any Interest Period that ends after the Termination Date;

(ii)      Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii)     in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, in the case of an Interest Period selection of nine months, such period is reported on the Reuters LIBOR01 Page and, in each case, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

Interpublic Term Loan Credit Agreement

(iv)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v)      whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lead Arrangers” means Citibank, JPMorgan, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., in their capacity as joint lead arrangers.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07.

“Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (i) Total Debt of the Borrower and its Consolidated Subsidiaries as of such date to (ii) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the period of four fiscal quarters then ended.

“LIBOR” is defined in the definition of “Eurodollar Rate”.

“LIBOR Successor Rate” has the meaning set forth in Section 2.08(f).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of “Base Rate”, “Eurodollar Rate” and “Interest Period” and any related definitions, the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate yet exists, in such other manner of administration as the Agent determines in consultation with the Borrower).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement in the nature of a security interest, including, without limitation, the lien or retained security title of a conditional vendor.

Interpublic Term Loan Credit Agreement

“Loan Document” means this Agreement, the Notes, if any, and the Fee Letter.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of the Borrower to perform its payment obligations under this Agreement or any other Loan Document.

“Material Consolidated Subsidiary” means (i) any Consolidated Subsidiary for which the assets or revenues of such Consolidated Subsidiary and its Consolidated Subsidiaries, taken as a whole, comprise more than 5% of the assets or revenues, respectively, of the Borrower and its Consolidated Subsidiaries, taken as a whole or (ii) any group of Consolidated Subsidiaries that do not meet the requirements of clause (i) if the aggregate assets and revenues of all such Consolidated Subsidiaries and their Consolidated Subsidiaries comprise more than 15% of the assets or revenues, respectively, of the Borrower and its Consolidated Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender to the Borrower.

Interpublic Term Loan Credit Agreement

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Connection Taxes” has the meaning specified in Section 2.14(a)(iii).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to one Rating Level below the available Public Debt Rating announced by such rating agency; (b) if the ratings from S&P, Moody’s and Fitch fall within different Rating Levels, and (i) two of the ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the two ratings at the same Rating Level or (ii) each of the three ratings fall within different Rating Levels, then the Applicable Margin and the Applicable Percentage shall be determined by reference to the middle Rating Level, (c) if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating and (i) such ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to such Rating Level, (ii) such ratings are at different Rating Levels and separated by one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the higher of such ratings or (iii) such ratings are at different Rating Levels and separated by more than one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the Rating Level that is one Rating Level higher than the lower of such ratings; (d) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage” as the case may be; (e) if any such rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change its system of ratings designations, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall

Interpublic Term Loan Credit Agreement

refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be, that corresponds to the prior ratings designation.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Advances and Commitments at such time and the denominator of which is the aggregate Advances and Commitments at such time and (b) such amount.

“Rating Level” means, with respect to any rating agency, each rating subcategory or “notch” of such rating agency , giving effect to pluses and minuses (or similar designations). By way of illustration, BBB+, BBB and BBB- are each separate Rating Levels of S&P.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate outstanding principal amount of the Advances, or, if no such principal amount is then outstanding, Lenders having at least a majority in amount of the Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Advances and Commitments of such Lender at such time.

“S&P” means S&P Global Ratings, a S&P Global Inc. business (or any successor).

“Sanctioned Country” means, at any time, a country, region or territory which is the target of any comprehensive (but not list-based or arms-related) Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Seller” means Acxiom Holdings, Inc., a Delaware corporation.

Interpublic Term Loan Credit Agreement

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Acquisition” means one or more acquisitions of assets, equity interests, entities, operating lines or divisions in any fiscal quarter for an aggregate purchase price of not less than $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments) and includes the Acquisition.

“Specified Acquisition Agreement Representations” means the representations and warranties made by the Seller or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates have the right to terminate their obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (in each case, in accordance with the terms of the Acquisition Agreement), as a result of a breach of such representations in the Acquisition Agreement.

“Specified Representations” means the representations and warranties of the Borrower set forth in Sections 2.17(b), 4.01(a) (limited, in the case of corporate authority, to authority to execute, deliver and perform obligations under the Loan Documents), 4.01(b) (limited to the statement that the execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, if any, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of the certificate of incorporation of the Borrower or of any agreement or other instrument binding upon the Borrower evidencing Debt in an amount greater than $125,000,000), 4.01(d), 4.01(h)(ii), 4.01(i), 4.01(m)(ii) and the solvency certificate referred to in Section 3.03(a)(iii).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate (whether or not existing as at the date hereof) of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.14(a).

Interpublic Term Loan Credit Agreement

“Termination Date” means the earlier of (a) the third anniversary of the Closing Date (provided that if such date is not a Business Day, the preceding Business Day) and (b) the date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01.

“Ticking Fee” has the meaning specified in Section 2.04(a).

“Total Debt” means, without duplication, the aggregate principal amount of Debt for money borrowed (including unreimbursed drawings under letters of credit) or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts accepted representing extensions of credit, but shall not include any Debt in respect of Hedge Agreements.

“Trade Date” has the meaning specified in Section 9.07(b)(i)(B).

“Transactions” means collectively, (i) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, (ii) the consummation of the Acquisition, (iii) the Borrowing(s) and use of the proceeds thereof on the Closing Date, (iv) the incurrence of additional indebtedness to finance the Acquisition and any related fees and expenses and (v) the payment of fees and expenses incurred in connection with the foregoing and other transactions contemplated hereby.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Computation of Time Periods.    In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03    Accounting Terms.  Except as expressly provided herein, all terms of an accounting nature shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”); provided that, if the Borrower or the Required Lenders notify the Agent that the Borrower or the Required Lenders, as applicable, request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on

Interpublic Term Loan Credit Agreement

the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, all liabilities related to operating leases, as defined by FASB ASC 842 (or any successor provision), are excluded from the definition of Debt and payments related to operating leases are not included in Interest Expense in part or in whole.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01    The Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to the Borrower on the Closing Date, in an aggregate amount not to exceed such Lender’s Commitment. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made on the Closing Date by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02    Making the Advances.  (a)   Each Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or (y) 2:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof in writing. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances the initial Interest Period for each such Advance. Each Lender shall, before 4:00 P.M. (New York City time) on the date of each Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02.

Interpublic Term Loan Credit Agreement

(b)      Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than five separate Borrowings.

(c)      Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)      Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing, that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent provided, however, that if such Lender does not repay the Agent the Borrower agrees to repay the Agent forthwith on demand such corresponding amount with interest thereon, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)      The failure of any Lender to make the Advance, to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03    [Reserved]

Interpublic Term Loan Credit Agreement

SECTION 2.04    Fees.  (a)  Ticking Fee.  The Borrower shall pay to the Agent for the account of each Lender in accordance with its Ratable Share, a ticking fee (the “Ticking Fee”) equal to the Applicable Percentage per annum times the daily unused amount of the Commitments of all Lenders hereunder outstanding from time to time payable quarterly in arrears on the last day of each of calendar quarter. The Ticking Fee shall accrue on the aggregate amount of the Commitments from August 31, 2018 until the earlier of (x) the Closing Date and (y) the termination of the Commitments of all Lenders under this Agreement.

(b)      Other Fees.  The Borrower shall pay to the Lead Arrangers, the Lenders and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.05    Termination or Reduction of the Commitments.

(a)      Ratable Reduction.   The Borrower shall have the right, upon at least one Business Day’s notice to the Agent, permanently to terminate in whole or to reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof.

(b)      Non-Ratable Reduction.   The Borrower shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Defaulting Lender’s Commitment. Such termination shall be effective with respect to such Defaulting Lender’s Commitment on the date set forth in such notice, provided, however, that such date shall be no earlier than three Business Days after receipt of such notice. Upon termination of a Lender’s Commitment under this Section 2.05(b), the Borrower will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Lender and pay any accrued Ticking Fee payable to such Defaulting Lender pursuant to the provisions of Section 2.04(a), and all other amounts then payable to such Defaulting Lender hereunder (including, but not limited to, any increased costs, additional interest or other amounts owing under Section 2.11, any indemnification for Taxes under Section 2.14, and any compensation payments due as provided in Section 9.04(c)); and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 9.04(e) shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Borrower may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way. Any reduction in the aggregate amount of the Commitments of the Lenders pursuant to this Section 2.05(b) may not be reinstated; provided further, however, that if pursuant to this Section 2.05(b), the Borrower shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances owing to such Defaulting Lender, then the Borrower shall either (x) confirm to the Agent that no Default under Section 6.01(a) or (e) or Event

Interpublic Term Loan Credit Agreement

of Default has occurred and is continuing or (y) pay or cause to be paid a ratable payment of principal and interest on Advances owing to all Non-Defaulting Lenders.

(c)      Scheduled Termination. Unless previously terminated, the Commitments of all Lenders shall be automatically and permanently reduced to zero on the earlier of (x) the Closing Date (after the funding of the Advances of such Lender to be made on such date in accordance with and subject to the terms and conditions hereof) and (y) the Expiration Date.

SECTION 2.06    Repayment.    The Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.07 Interest on Advances.  (a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)      Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)      Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)      Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum (in addition to the interest required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be

Interpublic Term Loan Credit Agreement

paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08    Interest Rate Determination. (a)   The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b)      If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)      If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)      On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e)      Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f)      If the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Borrower) that the Required Lenders have determined, that (i) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Rate Advance, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the supervisor for the

Interpublic Term Loan Credit Agreement

administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans, then, promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 9.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, the Lenders comprising the Required Lenders have delivered to the Agent notice that such Required Lenders do not accept such amendment; provided that, if such LIBOR Successor Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Advances or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Eurodollar Rate Borrowing, conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

SECTION 2.09    Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any part of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any such Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10    Prepayments of Advances.   The Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole

Interpublic Term Loan Credit Agreement

or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

SECTION 2.11    Increased Costs. (a)   If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, continuing, converting to, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.14 shall govern) or Taxes described in Section 2.14(a)(iv) through (vii) and (ii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), then the Borrower shall from time to time, within 10 days of demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall constitute prima facie evidence of such amounts.

(b)      If any Lender determines that due to the introduction of or any change in or in the interpretation of any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof, taking into consideration the policies of such Lender and any corporation controlling such Lender with respect to capital adequacy or liquidity requirements, increases or would increase the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such increase is based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type and the effect of such increase is to reduce the rate of return on such Lender’s capital or on the capital of the corporation controlling such Lender, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay within 10 days of such demand to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall constitute prima facie evidence of such amounts.

(c)      For the avoidance of doubt, for purposes of this Section 2.11, any changes resulting from requests, rules, guidelines or directives (x) issued by any governmental authority in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel

Interpublic Term Loan Credit Agreement

Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, shall be subject to subsections (a) and (b) above provided that the Lender making any claim under any such subsection shall have given the Borrower at least 30 days prior notice of such change(s).

(d)      Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.12    Illegality.   Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or any central bank or other governmental authority asserts after the date hereof that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance funded by such Lender will automatically, upon such demand, be Converted into a Base Rate Advance and (b) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13    Payments and Computations. (a)   The Borrower shall make each payment hereunder, not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds and without deduction, set off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)      All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees (including the Ticking Fee) shall be made by the Agent on the basis of a year of 360 days with twelve 30-day months, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

Interpublic Term Loan Credit Agreement

Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)      Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)      Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14    Taxes.   (a)   Subject to Sections 2.14(e) and 2.14(g), any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any governmental authority, and all liabilities with respect thereto (“Taxes”), excluding, (i) in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, Taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Agent, Taxes imposed as a result of a present or former connection between such Lender or the Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document) (such Taxes herein referred to as “Other Connection Taxes”), (iv) in the case of any Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (A) such Lender acquires an interest in the Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.14, amounts with respect to such Taxes were payable either to such assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (v) any United

Interpublic Term Loan Credit Agreement

States federal backup withholding Tax, (vi) any withholding Tax imposed as a result of the failure to comply with the requirements of FATCA, and (vii) any Tax, assessment or other governmental charge that would not have been imposed but for a failure by each Lender or the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity, direct or indirect ownership of or investment in, or connection with the United States of America of the applicable Lender, the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such Tax, assessment or other governmental charge (all such excluded Taxes referred to as “Excluded Taxes” and all such non-excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, if such Tax is an Indemnified Tax, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)      In addition, the Borrower shall pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c)      Subject to Sections 2.14(e) and 2.14(g), the Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes imposed on or paid by such Lender or the Agent (as the case may be) that the Borrower is required to pay pursuant to this Section 2.14 and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)      Within 45 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under any Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent

Interpublic Term Loan Credit Agreement

stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)      (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two copies of Internal Revenue Service forms W-8BEN, W-8BEN-E or W-8ECI (or a Form W-8IMY with supporting forms attached), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(ii)      If a payment made to a Lender hereunder would be subject to United States federal withholding tax pursuant to FATCA, if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Agent, at the appropriate time any documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with their obligations under FATCA and to determine whether withholding under FATCA is required.

(f)      Each Lender that is a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Agent or the Borrower, provide each of the Agent and the Borrower with two copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding. If such Internal Revenue Service Form W-9 previously delivered expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Agent and the Borrower in writing of its legal inability to do so.

(g)      For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such

Interpublic Term Loan Credit Agreement

Lender shall not be entitled to indemnification or a gross up under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure, including any United States federal withholding tax imposed as a result of a failure to satisfy the applicable requirements of FATCA; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps at such Lender’s expense as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(h)      Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(i)      For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Advances as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.15    Sharing of Payments, Etc   If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16    Evidence of Debt.    (a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or

Interpublic Term Loan Credit Agreement

otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment or aggregate Advances outstanding, as applicable, of such Lender.

(b)      The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)      Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17    Use of Proceeds. (a)   The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance the payment of the cash consideration payable under the Acquisition Agreement upon the consummation of the Acquisition and to pay fees and expenses incurred in connection with the Transactions. (b) The Borrower represents and covenants that no Advance, nor the proceeds from any Advance, will be used directly or, to its knowledge, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except in accordance with valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable law or (iii) in any manner that would result in the violation of any Sanctions applicable to the Borrower, or to the knowledge to the Borrower, any other party hereto.

SECTION 2.18    [Reserved]

SECTION 2.19    Defaulting Lenders.

(a)       If at the time a Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Agent for

Interpublic Term Loan Credit Agreement

the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 or 9.07(b)(vii) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Borrowings were made at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Borrowings of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Borrowings of such Defaulting Lender until such time as all Borrowings are held by the Lenders pro rata in accordance with the Commitments, it being understood that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(b)      No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrower of its obligations hereunder shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.

(c)      If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, and the Borrower has not terminated the Commitment of such Defaulting Lender in accordance with Section 2.05(b), the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect

Interpublic Term Loan Credit Agreement

to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.20    [Reserved]

SECTION 2.21    Mitigation Obligations; Replacement of Lenders.

(a)      Designation of a Different Lending Office.   If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      Replacement of Lenders.   If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(ii)      such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

Interpublic Term Loan Credit Agreement

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v)      such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01    Conditions Precedent to Effectiveness.   This Agreement shall become effective on the first date (the “Effective Date”) on which the following conditions have been satisfied:

(a)      The Agent shall have received counterparts of this Agreement executed by the Borrower and each of the Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Agreement.

(b)      The Borrower shall have paid all reasonable and documented out-of-pocket expenses of the Agent and the Lead Arrangers to the extent such expenses have been invoiced at least three Business Days before the Effective Date.

(c)      The Agent (or its counsel) shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(i)       Certified copies of the resolutions of the Board of Directors or the Finance Committee of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii)      A certificate of the Secretary or an Assistant Secretary of the Borrower (x) certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder, (y) including the certificate of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and the by-laws of the Borrower as in effect on the date on which

Interpublic Term Loan Credit Agreement

the resolutions referred to in clause (i) above were adopted and (z) including a good standing certificate for the Borrower from its jurisdiction of organization.

(iii)     A favorable opinion of Andrew Bonzani, General Counsel of the Borrower, and of Willkie Farr & Gallagher LLP, counsel for the Borrower, substantially in the form of Exhibits D-2 and D-1 hereto, respectively.

(d)      The Agent (and each Lender that so requests) shall have received, at least three (3) Business Days prior to the Effective Date, and the Agent and such Lender shall be reasonably satisfied with, all documentation and other information about the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, reasonably requested in writing by the Lead Arrangers or any Lender at least ten (10) Business Days prior to the Effective Date.

SECTION 3.02    [Reserved]

SECTION 3.03    Conditions Precedent to Closing.   The obligation of each Lender to make an Advance shall be subject to the conditions precedent that the Effective Date shall have occurred and the following conditions have been satisfied:

(a)      The Agent shall have received on or before the Closing Date the following, each dated the Closing Date, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(i)       a Notice of Borrowing in accordance with the requirements hereof;

(ii)      any Note required by any Lender executed by the Borrower and made payable to the order of such Lender pursuant to Section 2.16;

(iii)     a solvency certificate substantially in the form attached hereto as Exhibit E, signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower acceptable to the Agent, attesting to the solvency of the Borrower and its Subsidiaries after giving effect to the Transactions on the Closing Date;

(iv)     a certificate signed by an officer of the Borrower certifying that the conditions specified in clauses (b), (c), (d) and (e) have been satisfied;

(b)      (i) The Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent any representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language such representation and warranty shall be true and correct (after giving effect to any

Interpublic Term Loan Credit Agreement

qualification therein) in all respects on such date and (ii) Specified Acquisition Agreement Representations shall be true and correct as of the Closing Date.

(c)      Since the date of the Acquisition Agreement, there shall not have occurred any “Business Material Adverse Effect” (as defined in the Acquisition Agreement).

(d)      No “Event of Default” (as such term is defined in the Amended and Restated Credit Agreement dated as of October 25, 2017 among the Borrower, the lenders party thereto and Citibank as administrative agent, as amended pursuant to an Amendment dated as of July 27, 2018 (the “Revolving Credit Agreement”)) under Section 6.01(a) or Section 6.01(e) (solely with respect to the Borrower) of the Revolving Credit Agreement shall exist.

(e)      The Acquisition shall have been or shall be, substantially simultaneously with such Borrowing, consummated in all material respects in accordance with the terms of the Acquisition Agreement (as in effect on July 2, 2018) without giving effect to any amendments, modifications, supplements, waivers or consents thereto by the parties to the Acquisition Agreement that are materially adverse to the interests of the Lenders or the Lead Arrangers and not approved by the Initial Lead Arrangers (which approval shall not be unreasonably withheld, conditioned or delayed). It is understood and agreed that any change to the definition of “Business Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the Lenders and shall require the consent of the Initial Lead Arrangers; it being understood that (a) any reduction in the acquisition consideration of not greater than 10% shall not be deemed to be materially adverse to the interests of the Lenders if such reduction is applied to reduce the Bridge Facility on a dollar-for-dollar basis, (b) any increase in the acquisition consideration shall not be deemed to be materially adverse to the interests of the Lenders if such increase is not funded with additional indebtedness, and (c) no modification to the acquisition consideration as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of July 2, 2018 shall constitute a reduction or increase in the acquisition consideration.

(f)      (i) The Lenders shall have received (A) audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower for the three fiscal years ended at least 60 days prior to the Closing Date (without any qualified audit opinion thereon), (B) audited consolidated balance sheet and related statements of operations, parent company investment and cash flows of the Acxiom Marketing Solutions business as of and for the fiscal years ended March 31, 2017 and March 31, 2018, (C) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower for each completed fiscal quarter ended at least 45 days prior to the Closing Date and (D) unaudited consolidated balance sheets and related statements of operations of the Acxiom Marketing Solutions business as of and for each completed fiscal quarter subsequent to March 31, 2018 ended at least 45 days prior to the Closing Date, which audited and unaudited financial statements shall be prepared in accordance with, or reconciled to, GAAP and (ii) the Lenders shall have received a pro forma consolidated balance sheet

Interpublic Term Loan Credit Agreement

and related pro forma statement of operations of the Borrower (based on the financial statements required by clause (i) above with respect to the Borrower’s fiscal and quarter year ends) as of and for the 12-month period ending on the last day of the most recently completed period for which financial statements are required to be delivered pursuant to clause (i) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended (it being understood that a pro forma presentation for the Borrower’s 12-month period ending March 31, 2018 combined with the Acxiom Marketing Solutions fiscal year ended March 31, 2018 is acceptable to satisfy this condition).

(g)      The Borrower shall have paid all fees due to the Agent, the Lead Arrangers and the Lenders pursuant to the Fee Letter and reasonable and documented expenses of the Agent and the Lead Arrangers to the extent such expenses have been invoiced at least three Business Days before the Closing Date.

SECTION 3.04    Determinations Under Sections 3.01 and 3.03. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.03, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Agent, designates as the proposed Effective Date or the proposed Closing Date, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and the Closing Date, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01    Representations and Warranties of the Borrower.   The Borrower represents and warrants as follows on and as of the Effective Date and on and as of the Closing Date, both before and immediately after giving effect to the Transactions to occur on the Closing Date:

(a)      The Borrower is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b)      The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, if any, and the consummation of the Transactions, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any

Interpublic Term Loan Credit Agreement

provision of applicable law or regulation or of the certificate of incorporation of the Borrower or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries.

(c)      No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the Transactions or the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, if any.

(d)    This Agreement has been, and each of the Notes to be delivered by it, if any, when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

(e)      (x) The Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2017, and the related Consolidated statement of operations and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. (y) The unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 2018 and the related unaudited Consolidated statement of operations and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending at March 31, 2018, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. (z) Since the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2017, and except as disclosed in the Borrower’s reports filed with the SEC since such date and prior to the date hereof, there has been no Material Adverse Change.

(f)      There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Borrower, threatened against the Borrower or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the Transaction or the

Interpublic Term Loan Credit Agreement

legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g)      [Intentionally omitted].

(h)      (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and (ii) following the application of the proceeds of each Advance, not more than 25% of the value of the property and assets of the Borrower and its Consolidated Subsidiaries taken as a whole, subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt within the scope of Section 6.01(d) will be “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(i)      The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j)      [Intentionally omitted].

(k)      Each of the Borrower’s Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business, all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole.

(l)      As of the date thereof (or, if undated, as of the date furnished), neither the Information Memorandum nor any other report or exhibit or other information (other than the financial statements referred to in Section 5.01(h)) furnished in writing by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, as modified or supplemented by other information so furnished and when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that with respect to the projections hereafter furnished by the Borrower, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

(m)      (i) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary of the Borrower or, to the knowledge of the Borrower or such

Interpublic Term Loan Credit Agreement

Subsidiary, any of their respective directors, officers or employees or agents (under control of the Borrower) of the Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person, and (ii) to the extent applicable, the Borrower is in compliance with the Patriot Act.

(n)      The Borrower is not an EEA Financial Institution.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01    Affirmative Covenants.   So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)      Compliance with Laws, Etc.   Comply, and cause each of its Consolidated Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable environmental laws, except where the necessity of compliance is being contested in good faith or where failure to comply would not have a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws and applicable Sanctions.

(b)      Payment of Taxes, Etc.   Pay and discharge, and cause each of its Consolidated Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might solely by operation of law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Consolidated Subsidiaries shall be required to pay or discharge any such tax, assessment, levy, charge or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves in accordance with generally accepted accounting principles are being maintained; or (ii) if failure to do so would not have a Material Adverse Effect.

(c)      Maintenance of Insurance.   Maintain, and cause each of its Consolidated Subsidiaries, all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole, to maintain insurance with responsible and reputable insurance companies or associations (or through a self-insurance program deemed reasonable by the Borrower) in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses in which the Borrower or such Consolidated Subsidiary operates.

(d)      Preservation of Existence, Etc.   Preserve and maintain, and cause each of its Consolidated Subsidiaries to preserve and maintain, its existence, rights (constituent document and statutory) and franchises necessary in the normal conduct of its business,

Interpublic Term Loan Credit Agreement

all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole; provided, however, that the Borrower and its Consolidated Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Consolidated Subsidiaries shall be required to preserve any right or franchise if the failure to do so would not have a Material Adverse Effect.

(e)      Visitation Rights.   At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof at their own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Consolidated Subsidiaries with any of their officers and with their independent certified public accountants, all as often as may reasonably be necessary to ensure compliance by the Borrower with its obligations hereunder, provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Borrower and its Consolidated Subsidiaries. Notwithstanding anything to the contrary in this Section 5.01(e), neither the Borrower or any of its Consolidated Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(f)      Keeping of Books.   Keep, and cause each of its Consolidated Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Consolidated Subsidiary in accordance with sound business practices and applicable statutory requirements so as to permit the preparation of the Consolidated financial statements of the Borrower and its Consolidated Subsidiaries in accordance with generally accepted accounting principles in effect from time to time.

(g)      Maintenance of Properties, Etc.   Maintain and preserve, and cause each of its Consolidated Subsidiaries to maintain and preserve, all of its properties that are used and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

(h)      Reporting Requirements.   Furnish to the Lenders or notify the Lenders of the availability of:

(i)       as soon as available and in any event within 40 days after the end of each of the first three quarters of each fiscal year of the Borrower (or 15 days thereafter if the Borrower timely files a Form 12b-25 (or any successor form)), the

Interpublic Term Loan Credit Agreement

unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and unaudited Consolidated statement of operations and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (except for the absence of footnotes and subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, chief accounting officer or treasurer of the Borrower, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such balance sheet, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)      as soon as available and in any event within 60 days after the end of each fiscal year of the Borrower (or 15 days thereafter if the Borrower timely files a Form 12b-25 (or any successor form)), a copy of the audited financial statements for such year for the Borrower and its Consolidated Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statement of operations and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the report thereon of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, which shall be deemed delivered upon the Borrower’s filing of its audited financial statements within 60 days after the end of such fiscal year (or 15 days thereafter if the Borrower timely files a Form 12b-25 (or any successor form)), together with a certificate of the chief financial officer, chief accounting officer or treasurer of the Borrower, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such financial statements, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)     as soon as possible and in any event within ten days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Borrower knows or has reason to know of the occurrence of each Default continuing on the date of such statement, a statement

Interpublic Term Loan Credit Agreement

of such officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)     promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its security holders, and copies of all reports on Form 8-K and registration statements for the public offering of securities (other than pursuant to employee Plans) that the Borrower or any Consolidated Subsidiary files with the Securities and Exchange Commission;

(v)      promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Consolidated Subsidiaries of the type described in Section 4.01(f); and

(vi)     such other information respecting the financial condition or business of the Borrower or any of its Consolidated Subsidiaries as any Lender through the Agent may from time to time reasonably request.

The financial statements and (in the case of annual financial statements) accompanying report of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing providing such report required to be delivered pursuant to clauses (i) and (ii) and the reports and other materials required to be delivered pursuant to clause (iv) of this Section 5.01(h) shall be deemed to have been delivered by filing with the SEC (A) in the case of clauses (i) and (ii), the Borrower’s Form 10-K and Form 10-Q, respectively, and (B) in the case of clause (iv), such reports and other materials.

The Borrower shall provide to the Agent (and not the Lenders) in an electronic medium, copies of the compliance certificates required to be delivered pursuant to clauses (i) and (ii), as applicable, of this Section 5.01(h), and the Agent shall make such compliance certificates available to the Lenders in accordance with Section 9.02(b), provided that, at the option of the Borrower, the same may be delivered in physical form and, provided further that, the Agent shall have the right to request that such copies of the same be delivered in physical form, in which case the Borrower shall cause the same to be delivered to the Agent (and not the Lenders) as soon as reasonably practicable. Notwithstanding any other provision in this Agreement to the contrary, any compliance certificate required to be delivered pursuant to clauses (i) or (ii), as applicable, of this Section 5.01(h) may be delivered on or prior to the second Business Day after the deemed delivery of any financial statements required to be delivered pursuant to clauses (i) and (ii) of this Section 5.01(h).

SECTION 5.02    Negative Covenants.   So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)      Liens, Etc.   Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its assets,

Interpublic Term Loan Credit Agreement

whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any accounts receivable other than:

(i)       Liens existing on the Effective Date and disclosed to the Lenders prior to the date hereof;

(ii)      any Lien existing on any asset (other than accounts receivable) of any Person at the time such Person is merged into or consolidated with the Borrower or any Consolidated Subsidiary or otherwise becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii)     any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(iv)     any Lien on any asset of any Person organized outside of the United States arising at any time pursuant to an arrangement (factoring or otherwise) secured by accounts receivable that is existing at the time such Person becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or a Consolidated Subsidiary (or pursuant to any extension, renewal or replacement of such an arrangement); provided that such Lien or arrangement was not created in contemplation of such event, and only to the extent, in the case of any such arrangement, that such arrangement does not provide for Liens which, together with all other Liens permitted under this clause (iv), would encumber assets representing more than 5.0% of the consolidated accounts receivable of the Borrower and its Consolidated Subsidiaries as reflected in the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal quarter of the Borrower most recently ended prior to such event (or, if applicable, such extension, renewal or replacement);

(v)      any assignment of accounts receivable (A) by and among the Borrower and its Consolidated Subsidiaries or (B) pursuant to non-recourse factoring or similar arrangements or otherwise in an aggregate amount not to exceed in any fiscal year the greater of $500,000,000 (measured as the face value of such accounts receivable at the time of assignment) and 10.0% of the consolidated accounts receivable of the Borrower and its Consolidated Subsidiaries as reflected in the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of the fiscal year of the Borrower most recently ended prior to such assignment for which financial statements have been delivered pursuant to Section 5.01(h)(ii);

(vi)     any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

Interpublic Term Loan Credit Agreement

(vii)    any Lien created in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation;

(viii)   Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially impair the operation of the business of the Borrower and its Consolidated Subsidiaries, taken as a whole;

(ix)     any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses (i) through (viii) of this Section 5.02(a), provided that such Debt is not increased and is not secured by any additional assets;

(x)      Liens securing Taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other similar laws, Liens to secure surety, appeal and performance bonds and other similar obligations, including performance obligations, not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, or so long as such Taxes, assessments, fees or other governmental charges or levies are not required to be paid under Section 5.01(b);

(xi)     any contractual right of set-off or any contractual right to charge or contractual security interest in or Lien on the accounts of the Borrower or any of its Consolidated Subsidiaries with one or more depositary institutions to effect the payment of amounts to such depositary institution(s), whether or not due and payable in respect of any Debt or financing arrangement and any other Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(xii)    any Liens on assets of Consolidated Subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor in connection with any liability entered into in the ordinary course of business;

(xiii)  any Lien arising under letter of credit cash deposit account arrangements, it being understood that any such cash deposit account is used to support then outstanding letters of credit and is not required to be funded or otherwise utilized to support the renewal of existing letters of credit or the issuance of new letters of credit;

(xiv) Liens relating to any arrangements established to comply with funding requirements pertaining to any U.K. pension plan of the Borrower or any

Interpublic Term Loan Credit Agreement

Consolidated Subsidiary, to the extent that the maximum aggregate amount to be funded by such arrangements (in each case measured as of the date of establishment of such arrangement) does not exceed £35,000,000 (computed without regard to any periodic payments made over the life of such arrangements);

(xv)    Liens securing obligations under Hedge Agreements to the extent required by applicable law;

(xvi)    Liens created (A) by a Consolidated Subsidiary of the Borrower in favor of the Borrower or any other Consolidated Subsidiary of the Borrower or (B) by the Borrower in favor of a Consolidated Subsidiary of the Borrower, so long as, in the case of this clause (B), and to the extent, the Borrower or a Consolidated Subsidiary in connection with the overall transaction received or receives assets having a value equal to the value of the assets subject to such Lien; provided, in the case of this clause (B), the lien is limited to such received assets or the equity of the Consolidated Subsidiary that received such assets and, in each case, the proceeds thereof; and

(xvii)    (A) Liens not otherwise permitted by the foregoing clauses of this Section 5.02(a) securing Debt or other obligations in an aggregate amount (computed without regard to any interest thereon) at any time outstanding, plus (B) the aggregate face value at the time of assignment of accounts receivable assigned, the assignment of which is not otherwise permitted by the foregoing clauses of this Section 5.02(a), plus (C) the aggregate principal amount of Debt incurred in accordance with Section 5.02(e)(vii), not to exceed the greater of (x) 15% of Consolidated net worth of the Borrower and its Consolidated Subsidiaries as set forth in the Borrower’s most recent financial statements delivered pursuant to Section 5.01(h)(i) or (ii) or (y) $350,000,000.

(b)      Mergers, Etc.   (i) Merge or consolidate with or into any Person (other than a Consolidated Subsidiary of the Borrower) except that the Borrower may merge or consolidate with or into any other Person so long as the Borrower is the surviving Person and remains organized under the laws of a political subdivision of the United States, provided, that no Default shall have occurred and be continuing at the time of such transaction or would result therefrom; (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), other than to one of the Borrower’s Consolidated Subsidiaries, all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Consolidated Subsidiaries (taken as a whole); or (iii) permit any of its Consolidated Subsidiaries to, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), other than to the Borrower and/or one of the Borrower’s Consolidated Subsidiaries, all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Consolidated Subsidiaries (taken as a whole).

Interpublic Term Loan Credit Agreement

(c)      Accounting Changes.   Make or permit, or permit any of its Consolidated Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or applicable statutory requirements.

(d)      Change in Nature of Business.   Engage, or permit any Consolidated Subsidiary to engage, predominantly in any business other than business of the same general type as conducted on the date hereof by the Borrower and its Consolidated Subsidiaries, and other related businesses or businesses incidental thereto.

(e)      Subsidiary Debt.   Permit any of its Consolidated Subsidiaries to create or suffer to exist, any Debt other than (without duplication):

(i)       Debt owed to the Borrower or to a Consolidated Subsidiary of the Borrower,

(ii)      Debt existing on the Effective Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii)      Debt secured by Liens permitted by Section 5.02(a),

(iv)      unsecured Debt incurred in the ordinary course of business of the Borrower’s Consolidated Subsidiaries organized outside the United States,

(v)      unsecured Debt existing at the time of acquisition of any such Subsidiary, or of any business or assets, and not created in contemplation of such acquisition (and any extension, renewal or replacement of such Debt to the extent that the principal amount thereof shall not thereby be increased),

(vi)      book overdraft amounts outstanding at any time, and

(vii)      other Debt (whether secured or unsecured) in an aggregate principal amount not to exceed at any time outstanding the amount permitted in accordance with Section 5.02(a)(xvii).

SECTION 5.03    Financial Covenants.    So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)      Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for

Interpublic Term Loan Credit Agreement

the period of four fiscal quarters then ended to (ii) Interest Expense during such period by the Borrower and its Consolidated Subsidiaries, of not less than 5.00 to 1.

(b) Leverage Ratio.   Maintain, as of the end of each fiscal quarter, a Leverage Ratio of not greater than 3.50 to 1.00, provided that on and after the Closing Date, the Borrower will maintain a Leverage Ratio of not greater than (i) 4.00 to 1.0, beginning on the last day of the first fiscal quarter ending after the Closing Date and thereafter, (ii) 3.75 to 1.0 on the last day of the fourth full fiscal quarter ending after the Closing Date and thereafter and (iii) 3.5 to 1.00 on the last day of the eighth full fiscal quarter after the Closing Date and thereafter. Notwithstanding anything to the contrary set forth herein, until the Closing Date any Debt in the form of debt securities incurred by the Borrower to finance the Acquisition shall be disregarded for the purpose of determining compliance with this Section 5.03 to the extent that, and so long as, the cash proceeds of such Debt are either held in escrow on customary terms or are held by the Borrower as unrestricted cash or cash equivalents.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01    Events of Default.    If any of the following events (“Events of Default”) shall occur and be continuing:

(a)        The Borrower or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b)        Any representation or warranty made by the Borrower (or any of its officers) in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

(c)        (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.17, 5.01(e) or (h), 5.02 (other than subsection (c) thereof) or 5.03; (ii) the Borrower or any other Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower or any other Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d)        The Borrower or any of its Consolidated Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (but excluding Debt outstanding

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hereunder and Debt owed solely to the Borrower or to a Consolidated Subsidiary) of the Borrower or such Consolidated Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument creating or evidencing such Debt; or the Borrower or any of its Consolidated Subsidiaries shall fail to perform or observe any covenant or agreement to be performed or observed by it in any agreement or instrument creating or evidencing any such Debt and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any other event shall occur or condition shall exist under any agreement or instrument creating or evidencing any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument (and remain uncured three Business Days after the chief financial officer, chief operation officer, principal financial officer or principal accounting officer of the Borrower becomes aware or should have become aware of such event or condition), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that the aggregate principal amount (or, in the case of any payment default, failure or other event in respect of a Hedge Agreement, the net amount due and payable under such Hedge Agreement as of the date of such payment default, failure or event) of all Debt as to which any such payment defaults (whether or not at stated maturity thereof), failures or other events shall have occurred and be continuing exceeds $125,000,000; provided further that if any of the failures, actions, conditions or events set forth above in this subsection (d) shall be taken in respect of, or occur with respect to, a Consolidated Subsidiary that is organized under the laws of a jurisdiction outside of the United States, such failure, action, condition or event shall not be the basis for or give rise to an Event of Default under this subsection (d) unless such failure, action, condition or event is not cured or such amount has not been repaid within five Business Days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Borrower knows or has reason to know of the occurrence of such action or event; or

(e)        The Borrower or any of its Material Consolidated Subsidiaries shall generally not pay its debts to Persons other than the Borrower and its Consolidated Subsidiaries as such debts become due, or shall admit in writing its inability to pay such debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Consolidated Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it

Interpublic Term Loan Credit Agreement

(but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Consolidated Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)        Judgments or orders for the payment of money in excess of $125,000,000 in the aggregate (net of the amount of such judgments or orders covered by a valid and binding policy of insurance between the Borrower (or a Consolidated Subsidiary) and one or more reputable insurers covering payment thereof who have been notified of, and have not disputed the claim made for payment of, the amount of such judgments or orders) shall be rendered against the Borrower or any of its Material Consolidated Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which such judgment or order shall remain unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)        (i) Any Person or two or more Persons acting in concert (other than the Borrower or a Consolidated Subsidiary) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower unless the election or nomination for election by the Borrower’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(h)        The Borrower or any of its ERISA Affiliates shall incur liability, or in the case of clause (i) below, shall be reasonably likely to incur liability, which would have a Material Adverse Effect, as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further

Interpublic Term Loan Credit Agreement

notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) such Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02    Limited Conditionality Period.    During the period from and including the Effective Date to and including the termination of all Commitments pursuant to Section 2.05 (the “Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Specified Acquisition Agreement Representations) was incorrect, (ii) any failure by the Borrower to comply with Article V, (iii) any provision to the contrary herein, in any other Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date set forth in Section 3.01 may subsequently be determined not to have been satisfied, neither the Agent nor any Lender shall be entitled to (1) cancel any of its Commitments, (2) rescind, terminate or cancel the Loan Documents or exercise any right or remedy or make or enforce any claim hereunder, any Note, the Fee Letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of an Advance, (3) refuse to participate in making an Advance; provided that the applicable conditions precedent to the making of an Advance set forth in Section 3.03 have been satisfied, or (4) exercise any right of set-off or counterclaim in respect of its Advance to the extent to do so would prevent, limit or delay the making of an Advance. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Agent shall not be limited in the event that any applicable condition precedent set forth in Section 3.03 is not satisfied on the Closing Date, if an Event of Default under Section 6.01(a) shall have occurred and be continuing on the Closing Date or if the Lenders have terminated the Commitments during the existence of an Event of Default under Section 6.01(e) with respect to the Borrower prior to the Closing Date (or the Commitments have otherwise been terminated); and (B) immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE AGENT

SECTION 8.01    Authorization and Authority.    Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 8.06, the provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and the Borrower shall not

Interpublic Term Loan Credit Agreement

have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Notes (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02    Rights as a Lender.    The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03    Exculpatory Provisions.    (a)   The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)        shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)        The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a

Interpublic Term Loan Credit Agreement

court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.

(c)        The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d)        Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04    Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05    Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Note by or through any one or more sub-agents appointed by the Agent, and the Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case that no such delegation to a sub-agent or a Related Party shall

Interpublic Term Loan Credit Agreement

release the Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder and under the Notes) as if set forth in full herein with respect thereto.

SECTION 8.06    Resignation of Agent.    (a) The Agent may at any time and, if the Person acting as the Agent is a Defaulting Lender and the Borrower so requests, the Agent shall promptly, give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation then the Borrower may (if the resignation is at the request of the Borrower) or the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective no earlier than three Business Days after the date in such notice (the “Resignation Effective Date”).

(b)        If the Person serving as Agent is a Defaulting Lender pursuant to clause (b) of the definition thereof, each of the Borrower and the Required Lenders may, to the extent permitted by applicable law, by notice in writing to such Person and, if such notice is given by the Required Lenders, to the Borrower, remove such Person as Agent and, the Required Lenders may, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the Borrower appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the Notes, the provisions of this Article VIII

Interpublic Term Loan Credit Agreement

and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 8.07    Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

SECTION 8.08    No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Persons acting as Lead Arrangers, bookrunners, arrangers or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

SECTION 8.09    Lender ERISA Representation.  Each Lender as of the Effective Date represents and warrants as of the Effective Date to the Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code that is using “plan assets” of any such plans or accounts to fund or hold Advances or perform its obligations under this Agreement; or (iv) a “governmental plan” within the meaning of ERISA.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Non-Defaulting Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or Section 3.03, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of

Interpublic Term Loan Credit Agreement

the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) amend the definition of “Required Lenders” or this Section 9.01, (g) amend the definition of “Expiration Date” or (h) change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby; provided further that any amendment, waiver or consent requiring the consent of all Non-Defaulting Lenders under clauses (b), (c) or (d) of the preceding proviso that by its terms adversely affects any Defaulting Lender disproportionately as compared to other affected Lenders shall require the consent of such Defaulting Lender and any such amendment, waiver or consent that would alter the terms of this proviso will require the consent of such Defaulting Lender; provided still further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note. If the Agent or the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement.

SECTION 9.02    Notices, Etc.    (a) All notices and other communications provided for hereunder shall be either (x) in writing (which includes electronic medium and facsimile communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Borrower, at its address at 909 Third Avenue, New York, New York 10022, Attention: Senior Vice President of Finance and Treasurer (with a copy at the same address to the Senior Vice President and General Counsel); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; and if to the Agent, at its address at Building #3, 1615 Brett Road, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department, email for Notice of Issuance, Notice of Borrowing: GLAgentOfficeOps@citi.com; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(h) shall be delivered to the Agent as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II or III shall not be effective until received by the Agent. Delivery by electronic medium or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Interpublic Term Loan Credit Agreement

(b)        Materials required to be delivered pursuant to Section 5.01(h) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by e-mail at oploanswebadmin@citi.com (or any other one e-mail address designated by the Agent from time to time) or physical form, provided that, to the extent so provided in the last paragraph of Section 5.01(h), the Agent shall have the right to request that copies of the compliance certificates required to be delivered pursuant to clauses (i) and (ii), as applicable, of Section 5.01(h) be delivered in physical form, in which case the Borrower shall cause the same to be delivered to the Agent (and not the Lenders) as soon as reasonably practicable. For the avoidance of doubt, the Borrower shall not be required to deliver any Communications to the Lenders. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, any Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on a password protected internet website such as Intralinks (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)        Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent (and not the Borrower) shall deliver a copy of the Communications to such Lender in writing. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address or addresses to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address(es) for such Lender) and (ii) that any Notice may be sent to such e-mail address or addresses.

SECTION 9.03    No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04    Costs and Expenses.    (a)   The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Agent in connection with the preparation,

Interpublic Term Loan Credit Agreement

execution, delivery, administration, modification and amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)        The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is a consequence of such Indemnified Party’s (or its Affiliate’s) becoming a Defaulting Lender hereunder (including, for the avoidance of doubt, its failure to perform its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied). The foregoing indemnity shall not cover or include (x) Indemnified Taxes or Other Taxes, the Borrower’s obligation with respect to which is governed by Section 2.14, or Excluded Taxes, (y) increased costs, the Borrower’s obligation with respect to which is governed by Section 2.11 or (z) costs, charges, fees, expenses, Taxes or duties of any kind related to any hedging activities in connection with the rights or obligations of the Lenders under this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

Interpublic Term Loan Credit Agreement

(c)        If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of any Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.

(e)        Reimbursement by Lenders.   Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person) that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by the Agent under this Agreement or the Notes; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent for any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04(a), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 9.05    Right of Set-off.  Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or

Interpublic Term Loan Credit Agreement

for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06    Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.03) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07    Assignments and Participations.  (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section 9.07 (and any other attempted assignment or transfer by any party hereto shall be null and void, except as provided in the last sentence of Section 9.07(b) and in Section 9.07(h)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

Interpublic Term Loan Credit Agreement

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)        in any case not described in paragraph (b)(i)(A) of this Section 9.07, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)      Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)      Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.07 and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender’s Affiliate that is a financial institution or to another Lender unless on the date of such assignment the assignee would be entitled to make a demand pursuant to Section 2.11 or 2.14 (in which case such assignment shall be permitted only if the assignee shall waive in a manner satisfactory to the Borrower in form and substance its rights to make such a demand); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof; and

(B)        the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any assignment to a Person that is not a Lender or an Affiliate of such Lender.

(iv)      Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a

Interpublic Term Loan Credit Agreement

processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)      No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply), or (D) without the prior written consent of the Borrower, a structured finance vehicle, fund or similar entity or any similar Person in connection with a securitization.

(vi)      No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)      Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph (b), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party

Interpublic Term Loan Credit Agreement

hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07 (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply)).

(c)        Register.   The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.   Each Lender may sell participations to one or more banks or other entities (other than the Borrower, any of the Borrower’s Affiliates, any natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, any Defaulting Lender, or, unless the Borrower’s prior consent is obtained and in accordance with the provisions of Section 9.07(h), a Competitor), in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the other Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any rights as a Lender hereunder, including, without limitation, any right to make any demand under Section 2.11 or 2.14 or right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Notes or any fees or other amounts payable hereunder or amend this Section 9.07(d) in any manner adverse to such participant, in each case to the

Interpublic Term Loan Credit Agreement

extent subject to such participation and in any event such voting rights shall not exceed those of the Lender hereunder that is the seller of such participation.

(e)        Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)        Disclosure to Assignee or Participant. Any Lender may, in connection with any assignment or participation or proposed assignment or participation permitted under this Section 9.07, disclose to the assignee or participant or proposed assignee or participant other than, unless the Borrower’s prior consent is obtained, a Competitor, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower (including the list of Competitors); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Borrower to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender.

(g)        Certain Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank in accordance with applicable law or regulation; provided that no such creation of a security interest shall release a Lender from any of its obligations hereunder or substitute such secured party for such Lender as a party hereto.

(h)        No Assignment or Participations to Competitors. No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will

Interpublic Term Loan Credit Agreement

not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this Section 9.07(h) shall not be void, but the other provisions of this Section 9.07(h) shall apply. If any assignment is made or any participation is sold to any Competitor without the Borrower’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent, (A) terminate any Commitment of such Competitor and/or repay all obligations of the Borrower owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Plan, (2) if such Competitor does vote on such Plan notwithstanding the restriction in the foregoing sentence, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing sentence. The Agent shall have the right, and the Borrower hereby expressly authorizes the Agent, to (A) post the list of Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the

Interpublic Term Loan Credit Agreement

Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.

SECTION 9.08    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, partners, directors, officers, employees, agents, advisors and other representatives who need to know the Information in connection with this Agreement or in connection with other contemplated transactions for the benefit of the Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners and including in connection with any pledge made in accordance with Section 9.07(g)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the benefit of the Borrower containing provisions substantially the same as those of this Section 9.08 (i) to any assignee, participant or prospective assignee or participant, in each case permitted hereunder or (ii) to any credit insurance provider or to any actual or prospective counterparty to any swap, derivative or other similar transaction, in each case under which payments are to be made by reference to the Borrower and its obligations, entered into by a Lender in connection with this Agreement, (g) with the consent of the Borrower, (h) to any rating agency in connection with rating the Borrower or its Subsidiaries, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08 or (y) becomes available to the Agent, any Lender or their respective Affiliates on a nonconfidential basis from a source other than the Borrower that, to the knowledge of the Agent, such Lender or such Affiliate, as applicable, is not in violation of any confidentiality agreement with the Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 9.08, “Information” means all confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower.

SECTION 9.09    [Reserved]

SECTION 9.10    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without

Interpublic Term Loan Credit Agreement

giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

SECTION 9.11    Execution in Counterparts.   This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic medium or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12    [Reserved]

SECTION 9.13    Jurisdiction, Etc.   (a)   Each of the parties irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)         Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14    [Reserved]

SECTION 9.15    [Reserved]

SECTION 9.16    Patriot Act Notification; KYC and Anti-Money-Laundering Disclosure.

(a)        Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which

Interpublic Term Loan Credit Agreement

information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

(b)        Promptly following any request therefor the Borrower shall provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations including without limitation the Patriot Act.

SECTION 9.17    No Fiduciary Duty.   The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

Interpublic Term Loan Credit Agreement

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Interpublic Term Loan Credit Agreement

SECTION 9.19    Waiver of Jury Trial.   Each of the Borrower, the Agent and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Interpublic Term Loan Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By	/s/ Ellen Johnson
Name: Ellen Johnson
Title: Senior Vice President of Finance and Treasurer

Interpublic Term Loan Credit Agreement

CITIBANK, N.A., as Agent

By /s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Initial Lenders

CITIBANK, N.A.

By /s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Interpublic Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A.

By /s/ Deborah R. Winkler
Name: Deborah R. Winkler
Title: Executive Director

Interpublic Term Loan Credit Agreement

Bank of America, N.A.

By	/s/ Jana L. Baker
Name: Jana L. Baker
Title: Senior Vice President

Interpublic Term Loan Credit Agreement

MORGAN STANLEY BANK, N.A.

By	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Interpublic Term Loan Credit Agreement

MUFG BANK, LTD. (f.k.a. THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.)

By	/s/ Ola Anderssen
Name: Ola Anderssen
Title: Director

Interpublic Term Loan Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By	/s/ Veronica Incera
Name: Veronica Incera
Title: Managing Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By	/s/ Miriam Trautman
Name: Miriam Trautman
Title: Senior Vice President

Interpublic Term Loan Credit Agreement

BNP PARIBAS

By	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

By	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

Interpublic Term Loan Credit Agreement

HSBC Bank USA, National Association

By	/s/ Jonathan Yip
Name: Jonathan Yip
Title: Director

Interpublic Term Loan Credit Agreement

ING Bank N.V., Dublin Branch

By	/s/ Barry Fehily
Name: Barry Fehily
Title: Managing Director

By	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

Interpublic Term Loan Credit Agreement

Lloyds Bank plc

By	/s/ Jennifer Larrow
Name: Jennifer Larrow
Title: Assistant Manager
Transaction Execution
Category A
L003

By	/s/ Tina Wong
Name: Tina Wong
Title: Assistant Manager
Transaction Execution
Category A
W011

Interpublic Term Loan Credit Agreement

Wells Fargo Bank, N.A.

By	/s/ Craig DeSousa
Craig DeSousa
Senior Vice President

Interpublic Term Loan Credit Agreement

CITIZENS BANK, N.A.

By	/s/ Barrett D. Bencivenga
Name: Barrett D. Bencivenga
Title: Managing Director

Interpublic Term Loan Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Lauren M. Potts
Lauren M. Potts
Vice President

Interpublic Term Loan Credit Agreement

U.S. Bank National Association

By	/s/ Kenneth R. Fieler
Name: Kenneth R. Fieler
Title: Vice President

Interpublic Term Loan Credit Agreement

BANK OF CHINA, NEW YORK BRANCH

By	/s/ Raymond Qiao
Name: RAYMOND QIAO
Title: EXECUTIVE VICE PRESIDENT

Interpublic Term Loan Credit Agreement

DANSKE BANK A/S

By	/s/ Merete Ryvald
Name: Merete Ryvald
Title: Chief Loan Manager

By	/s/ Jesper Larsen
Name: Jesper Larsen
Title: Senior Loan Manager

Interpublic Term Loan Credit Agreement

GOLDMAN SACHS BANK USA

By	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

Interpublic Term Loan Credit Agreement

INTESA SANPAOLO S.p.A.

By	/s/ Jennifer Feldman Facciola
Name: Jennifer Feldman Facciola
Title: Vice President

By	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: FVP & Head of Credit

Interpublic Term Loan Credit Agreement

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Commitment
Citibank, N.A.	$60,000,000
JPMorgan Chase Bank, N.A.	$60,000,000
Bank of America, N.A.	$60,000,000
Morgan Stanley Bank, N.A.	$60,000,000
MUFG Bank, Ltd.	$23,720,516.24
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$23,720,516.24
BNP Paribas	$23,720,516.24
HSBC Bank USA, National Association	$23,720,516.24
ING Bank N.V., Dublin Branch	$23,720,516.24
Lloyds Bank plc	$23,720,516.24
Wells Fargo Bank, N.A.	$23,720,516.24
Citizens Bank, N.A.	$16,199,376.96
PNC Bank, National Association	$16,199,376.96
U.S. Bank National Association	$16,199,376.96
Bank of China, New York Branch	$11,339,563.86
Danske Bank A/S	$11,339,563.86
Goldman Sachs Bank USA	$11,339,563.86
Intesa Sanpaolo S.p.A.	$11,339,563.86
Total:	$500,000,000

Interpublic Term Loan Credit Agreement

EXHIBIT A - FORM OF

NOTE

U.S.$_______________	Dated: _______________,
201_

FOR VALUE RECEIVED, the undersigned, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to ________________________ (the “Lender”) or its registered assigns for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of July 27, 2018 among The Interpublic Group of Companies, Inc., the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance and from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Interpublic Term Loan Credit Agreement

2

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By ___________________________________
Title:

Interpublic Term Loan Credit Agreement

3

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Interpublic Term Loan Credit Agreement

4

EXHIBIT B - FORM OF

NOTICE OF BORROWING

Citibank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

Building #3

1615 Brett Road

New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, The Interpublic Group of Companies, Inc., refers to the Credit Agreement dated as of July 27, 2018 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among The Interpublic Group of Companies, Inc., the lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)        The Business Day of the Proposed Borrowing is _______________, 201_.

(ii)        The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)        The aggregate amount of the Proposed Borrowing is [$_______________].

(iv)        [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

Very truly yours,

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By___________________________
Title:

Interpublic Term Loan Credit Agreement

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Interpublic Term Loan Credit Agreement

sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	The Interpublic Group of Companies, Inc.

4.	Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of July 27, 2018 among The Interpublic Group of Companies, Inc., the Lenders parties thereto, Citibank, N.A., as administrative agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor [s][5]	Assignee [s][6]	Aggregate Amount of Commitment/ Advances for all Lenders[7]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

7.       [Trade Date:                     ______________]9

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/ Advances of all Lenders thereunder.

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Interpublic Term Loan Credit Agreement

[Page break]

Interpublic Term Loan Credit Agreement

Effective Date:    _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:_________________________________
Title:

[NAME OF ASSIGNOR]

By:_________________________________
Title:

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:_________________________________
Title:

[NAME OF ASSIGNEE]

By:_________________________________
Title:

[Consented to and][12] Accepted:

[NAME OF AGENT], as
Agent

By:_______________________________
Title:

[Consented to:][13]

10 Add additional signature blocks as needed.

11 Add additional signature blocks as needed.

12 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

13 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Interpublic Term Loan Credit Agreement

[NAME OF RELEVANT PARTY]

By: ________________________________

      Title:

Interpublic Term Loan Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.        Representations and Warranties.

1.1      Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.        Payments.  From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.        General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic medium or facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1 - FORM OF

OPINION OF
WILLKIE FARR &
GALLAGHER LLP

                         [See attached]

EXHIBIT D-2 - FORM OF

OPINION OF IN-
HOUSE COUNSEL
OF THE
BORROWER

To each of the Lenders parties

to the Credit Agreement (as defined below),

among The Interpublic Group of Companies, Inc.,

said Lenders and Citibank, N.A.,

as Agent for said Lenders, and

to Citibank, N.A., as Agent

Credit Agreement

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iii) of the Credit Agreement dated as of July 27, 2018 (the “Credit Agreement”), among The Interpublic Group of Companies, Inc. (the “Borrower”), the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I have acted as General Counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.

In arriving at the opinions expressed below, I have examined the following documents:

(1)        An executed copy of the Credit Agreement.

(2)        The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.

(3)        A copy of the Restated Certificate of Incorporation of the Borrower and all amendments thereto (the “Charter”).

(4)        A copy of the by-laws of the Borrower and all amendments thereto (the “By-laws”).

(5)        A certificate of the Secretary of State of Delaware, dated [__], attesting to the continued corporate existence and good standing of the Borrower in that State.

In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and such other persons as I have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed (including, without limitation, the accuracy of the representations and warranties of the Borrower in the Credit Agreement).

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.        The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.        The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes to be delivered by it, and the consummation of the Transactions, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any material contractual or legal restriction known to me contained in any material document to which the Borrower is a party or by which it is bound. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

3.        To the best of my knowledge, no authorization, approval or other action by, and no notice to or filing with, any third party is required for the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.

4.        To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, except as disclosed in the Borrower’s reports filed with the Securities and Exchange Commission prior to the Effective Date, that are likely to have a materially adverse effect upon the financial condition or operations of the Borrower and its Consolidated Subsidiaries taken as a whole.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

I am furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, your successors and a permitted transferee who becomes a party to the Credit Agreement as a Lender thereunder, and you or any such successor or transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are, however, rendered on and as of the date hereof, and I assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

Andrew Bonzani, General Counsel

EXHIBIT E – FORM OF

SOLVENCY CERTIFICATE

[DATE]

The undersigned, [__________], the [__________] of The Interpublic Group of Companies, Inc. (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section 3.03(a)(iii) of the Credit Agreement dated as of [__________], 2018 (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each lender from time to time party thereto (collectively, the “Lenders”) and Citibank, N.A., as administrative agent thereunder (in such capacity, the “Administrative Agent”).

As used herein, “Borrower” means the Borrower and its subsidiaries on a consolidated basis.

1.        I, [__________], hereby certify that I am the [__________] of the Borrower and that I am knowledgeable of the financial and accounting matters of the Borrower, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein and that, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of the Borrower.

2.        The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Advances under the Credit Agreement.

3.        The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Advances made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i)        the fair value of the property of the Borrower (including, for the avoidance of doubt, property consisting of the residual equity value of the Borrower’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

(ii)        the present fair salable value of the assets of the Borrower (including, for the avoidance of doubt, property consisting of the residual equity value of the Borrower’s subsidiaries) is greater as of the date hereof than the amount that will be required to pay the probable liability of the Borrower on the sum of its debts and other liabilities, including contingent liabilities (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

(iii)        the Borrower does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Borrower’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

(iv)        the Borrower does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the projections) and are proposed to be conducted following the Closing Date;

(v)        the Borrower is able to pay its debts and liabilities, contingent obligations and other commitments as they become absolute and mature in the ordinary course of business on their respective stated maturities; and

(vi)        the Borrower is “solvent” within the meaning given to that term and similar terms under the Federal Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as [___________] of the Borrower and not in his individual capacity.

Name:    _________________

Title:     _________________